Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
October 26, 2011		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2012 RESULTS

Minneapolis, MN, October 26, 2011 — Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and first half results for fiscal 2012. Sales of $87.9 million for the quarter ended October 2, 2011 represented an increase of 24.9% from $70.4 million in sales for the same period in the prior fiscal year. Net income for the second quarter of fiscal 2012 was $6.9 million, or $0.67 per share, fully diluted, compared to net income for the same period of fiscal 2011 of $6.8 million, or $0.66 per share, fully diluted.

For the six months ended October 2, 2011, Hawkins reported sales of $176.5 million, net income of $13.6 million and diluted earnings per share of $1.32 as compared to sales of $145.1 million, net income of $14.2 million and diluted earnings per share of $1.37 for the same period a year ago.

Chief Executive Officer, Patrick H. Hawkins, commented, “We are pleased to report solid second quarter results. Despite some headwinds, we were able to grow our business across most product lines, with our bulk volumes down somewhat compared to the prior year. As indicated last quarter, we are in a price-competitive environment which is pressuring our per unit margins. In addition, we experienced unfavorable weather conditions through August, which dampened our Water Treatment segment’s results. We previously announced that we entered into an agreement to acquire property in the Twin Cities area. We expect to begin investing in a facility on that site with storage and blending capacity in the upcoming months. This facility will lessen our dependency on our current flood-prone sites and provide us with significantly more rail capacity and flexibility to serve our customers and be a strategic site for us as we grow our business in the future.”

For the quarter, Industrial segment sales increased $16.4 million, or 36.5%, to $61.3 million as compared to the same period in the prior year. Vertex, which we acquired in the fourth quarter of fiscal 2011, contributed $10.5 million of the increase in sales during the second quarter of fiscal 2011. The remaining increase in sales was the result of higher selling prices across the majority of our product lines due to increased commodity chemical prices as well as higher manufactured and specialty chemical product sales volumes, partially offset by lower bulk chemical sales volumes. Water Treatment segment sales for the quarter were $26.5 million, a 3.9% increase over last year’s second quarter sales of $25.5 million. The increase was primarily due to increased sales of manufactured and specialty chemical products partially offset by lower bulk chemical sales volumes. Unfavorable weather conditions negatively impacted the segment’s sales performance this quarter.

Company-wide gross profit for the quarter was $18.8 million, or 21.3% of sales, compared to $17.7 million, or 25.2% of sales, for the same period in fiscal 2011. Gross profit for the Industrial segment was $10.9 million, or 17.7% of sales, for the quarter ended October 2, 2011, as compared to $9.6 million, or 21.4% of sales, for the same period in fiscal 2011. The increase in gross profit dollars resulted from the addition of the Vertex business to this segment, offset by pricing pressure. Gross profit for the Water Treatment segment was $7.9 million, or 29.8% of sales, for the quarter, as compared to $8.2 million, or 32.2% of sales, for the same period in fiscal 2011. The decrease in gross profit dollars was primarily due to competitive pricing pressures and unfavorable weather conditions.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2012

October 26, 2011

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Company-wide gross profit for the six months ended October 2, 2011 was $36.7 million, or 20.8% of sales, as compared to $36.2 million, or 24.9% of sales for the same period in the prior fiscal year. Gross profit for the Industrial segment was $21.6 million, or 17.3% of sales, for the six months, compared to $19.9 million or 21.0% of sales in the same period a year ago. The increase in gross profit dollars resulted from the addition of the Vertex business to this segment, offset by pricing pressure. Gross profit for the Water Treatment segment was $15.1 million, or 29.3% of sales, for the six months compared to $16.3 million, or 32.3% of sales, in the same period a year ago. The Water Treatment segment’s gross profit decrease was primarily due to competitive pricing pressures and lower sales volumes because of unfavorable weather conditions.

Selling, general, and administrative expenses increased $1.0 million, or 14.7%, for the quarter and $2.2 million, or 16.3% for the six months, as compared to the same periods in the prior fiscal year. The increases were primarily due to the addition of expenses related to the Vertex business, which we acquired during the fourth quarter of fiscal 2011.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2012

October 26, 2011

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HAWKINS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands, except share and per-share data)	October 2,	September 30,	October 2,	September 30,
	2011	2010	2011	2010
Sales	$87,870	$70,398	$176,464	$145,064
Cost of sales	(69,120)	(52,656)	(139,787)	(108,874)

Gross profit	18,750	17,742	36,677	36,190
Selling, general and administrative expenses	(7,844)	(6,814)	(15,701)	(13,475)

Operating income	10,906	10,928	20,976	22,715
Investment income	28	96	93	201

Income from continuing operations before income taxes	10,934	11,024	21,069	22,916
Provision for income taxes	(4,217)	(4,192)	(7,998)	(8,747)

Income from continuing operations	6,717	6,832	13,071	14,169
Income from discontinued operations, net of tax	184	—	557	—

Net income	$6,901	$6,832	$13,628	$14,169

Weighted average number of shares outstanding-basic	10,322,768	10,257,175	10,314,973	10,255,297

Weighted average number of shares outstanding-diluted	10,365,372	10,332,764	10,362,847	10,321,355

Basic earnings per share
Earnings per share from continuing operations	$0.65	$0.67	$1.27	$1.38
Earnings per share from discontinued operations	0.02	—	0.05	—

Basic earnings per share	$0.67	$0.67	$1.32	$1.38

Diluted earnings per share
Earnings per share from continuing operations	$0.65	$0.66	$1.27	$1.37
Earnings per share from discontinued operations	0.02	—	0.05	—

Diluted earnings per share	$0.67	$0.66	$1.32	$1.37

Cash dividends declared per common share	$0.32	$0.40	$0.32	$0.40

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